APPENDIX A [*****] [*****] • [*****] • [*****] • [*****] • [*****] • [*****] [*****] • [*****] • [*****] • [*****] • [*****] • [*****]

everest

Everest Advisors (UK), Ltd.
40 Lime Street
London EC3m 5BS, England
Tel: +44(0)203 887 2500
www.everestglobal.com

16 October 2025

Private and Confidential
Jason Keen
[*****]
[*****]
[*****]

Dear Jason,

Re: Contract variation letter (Promotion)

In reference to your contract of employment dated 24 June 2021, as modified by the contract variation letters dated 12 December 2023 and 10 October 2025 (collectively, the **"Existing Contract"),** I write to confirm your revised terms in connection with your new role. Accordingly, your Existing Contract is hereby modified by this contract variation letter **("Letter")** to add to your Existing Contract as a new Appendix C the terms described below. Capitalized terms not otherwise defined in this Letter or Appendix C have the meanings provided in the Existing Contract.

APPENDIX C

2. Title and Duties

Your new role will be Executive Vice President and CEO, Global Wholesale & Specialty (Level L), with full P&L responsibility for Everest's US and International wholesale businesses, specialty insurance underwriting units, and Global Facultative reinsurance. In this capacity, you will be reporting to the CEO of Everest Group, Ltd.

4. Compensation

(a) Base Salary. Your new base salary shall be £500,000 per annum.

(b) Annual Incentive Bonus. Your target annual incentive bonus will be 130% of Base Salary.

(c) Retention Bonus. See Appendix B, Retention Bonus Letter dated 16 October 2025.

Everest Advisors (UK), Ltd.
40 Lime Street
London EC3m 5BS, England
Tel: +44(0)203 887 2500
www.everestglobal.com

(d) Employee Stock Based Incentive Plan. Your annual target value for equity compensation under the Everest Group, Ltd. 2020 Stock Incentive Plan shall be US $1,000,000, delivered as 50% restricted shares and 50% performance shares.

For the avoidance of doubt, these changes will come into place effective immediately.

Except as provided above, all other terms and conditions of the Existing Contract remain unchanged. Should you have any queries, please do not hesitate to contact me.

Yours sincerely,

Signed by:
Gail Van Beveren
B005D1DB26BA483...

Gail Van Beveren

Interim Chief Human Resources Officer

I accept the above variations to my employment contract

Signed: Signed by: Jason Keen CE0984AB920433...

Date: 10/16/2025

everest

Everest Advisors (UK),
Ltd. 40 Lime Street
London EC3m 5BS, England
Tel: +44(0)203 887 2500
www.everestglobal.com

16 October 2025

Private and Confidential
Jason Keen
[*****]
[*****]
[*****]

Dear Jason,

Re: Contract variation letter (Retention Bonus)

In reference to your contract of employment dated 24 June 2021, as modified by the contract variation letter dated 12 December 2023 (collectively, the **"Existing Contract"),** I write to confirm your revised terms in relation to a special, one-time retention bonus opportunity being offered to you. Accordingly, your Existing Contract is hereby modified by this contract variation letter **("Letter")** to add to your Existing Contract as a new Appendix B the terms described below. Capitalized terms not otherwise defined in this Letter or Appendix B have the meanings provided in the Existing Contract.

APPENDIX B

Retention Bonus

Notwithstanding anything in the Agreement to the contrary, if Employee remains employed with the Company through December 31, 2026, Employee will be eligible to receive a special, one-time cash retention bonus in the amount of two million U.S. dollars (US$2,000,000) (the **"Retention Bonus"), less** applicable taxes, withholdings and social security contributions, subject to the terms of this Appendix B. If the Retention Bonus becomes payable under this Appendix B, no Performance Bonus will be payable to the Employee.

The Retention Bonus will become payable in a single cash lump sum no later than the first regularly occurring payroll after 31 December 2026 (the **"Payment Date"),** subject to (i) Employee's continuous employment with the Company, in each case, through the Payment Date (without Employee's delivery of any notice of termination of Employee's

everest™

Everest Advisors (UK), Ltd.
40 Lime Street
London EC3m 5BS, England
Tel: +44(0)203 887 2500
www.everestglobal.com

employment) and (ii) Employee's continued material compliance with the terms of the Agreement.

However, the Retention Bonus will remain payable at the time described above if the Company terminates Employee's employment under circumstances other than those allowing for a "summary termination" pursuant to Clause 10(b) of the Agreement at any time before December 31, 2026 , provided that the Company terminates Employee's employment under circumstances other than those allowing for a "summary termination" pursuant to Clause 10(b) of the Agreement prior to the Payment Date (in which case the Retention Bonus shall be payable within 30 days of the termination date). In the event the Company terminates Employee's employment prior to

Subject to any applicable law, the Retention Bonus opportunity referenced under this Appendix B is not part of normal or expected remuneration or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, leave pay, holiday pay, long service award, pension or retirement benefit or similar payment.

Employee understands that this Appendix B is confidential and personal to the Employee. The Employee agrees to keep the terms of this Appendix B strictly confidential, and further agrees not to disclose the terms of this Appendix B to any person or entity except as permitted by law or legal process, and except for disclosure to the Employee's attorneys, accountants and/or immediate family, provided that those individuals are advised of the confidential nature of such disclosure.

For the avoidance of doubt, these changes will come into place effective immediately.

Except as provided above, all other terms and conditions of the Existing Contract remain unchanged. Should you have any queries, please do not hesitate to contact me.

Yours sincerely,

Signed by:
Gail Van Beveren
B005D1DB25BA483...
Gail Van Beveren

Interim Chief Human Resources Officer

Everest Advisors (UK), Ltd.
40 Lime Street
London EC3m 5BS, England
Tel: +44(0)203 887 2500
www.everestglobal.com

I accept the above variations to my employment contract

Signed .... Signed by: Jason Keen CE6584AB920431 ....

Date 10/16/2025 ....

We underwrite opportunity

everesf

Everest Advisors (UK),
Ltd. 40 Lime Street
London, EC3M 5135,
England Tel: +44 (0)203 887
2500 www.everestglobal.com

12 December 2023

Private and Confidential
Jason Keen
[*****]
[*****]
[*****]

Dear Jason,

Re: Contract variation letter

In reference to your contract of employment dated 24 June 2021, I write to confirm your revised terms in relation to your performance bonus:

5. Performance bonus

Employee will be eligible to receive a one-time performance incentive bonus ("Performance Bonus") totalling either US$1,750,000 or US$1,000,000 depending upon satisfaction of certain performance metrics for the business you are responsible for as defined in the following schemes.

(a) Employee will be eligible to receive a Performance Bonus of US$1,750,000 allocated in the form of (1) equity value of US$1,000,000 and (2) cash of US$750,000. The Performance Bonus will be payable upon achievement of the following performance metrics as measured between 1 January 2026 through 31 December 2026 ("Measurement Period"):

(i) Gross Written Premium equal to or greater than US$1.5 billion, AND

(ii) Combined Ratio equal to or less than 90%.

(b) If the performance metrics set forth in 5(a)(i) and (ii) are not achieved during the Measurement Period, then Employee will be eligible to receive a Performance Bonus of US$1,000,000 allocated in the form of (1) equity value of US$570,000 and (2) cash of US$430,000. The Performance Bonus will be payable upon achievement of the following performance metrics as measured between 1 January 2026 through 31 December 2026 ("Measurement Period"):

(Hi) Gross Written Premium equal to or greater than US$1.2 billion but less than US$1.5 billion, AND

everest™

Everest Advisors (UK), Ltd.
40 Lime Street
London, EC3M 5BS, England
Tel: +44 (0)203 887 2500
www.everestglobal.com

(iv) Combined Ratio greater than 90% but less than or equal to 92%.

Upon achievement of either 5(a) or 5(b), the Performance Bonus will be payable in or about April 2027.

For the avoidance of doubt, these changes will come into place effective immediately and will supersede the performance bonus terms in your original contract of employment.

All other terms and conditions of your contract remain unchanged. Should you have any queries, please do not hesitate to contact me.

Yours sincerely,

DocuSigned by:
Gail Van Beveren
D080E652DD8245F...
Gail Van Beveren
Executive Vice President & Chief Human Resources Officer

I accept the above variations to my employment contract

Signed DocuSigned by: Jason Keen CE6584IAB920433...

Date 1/14/2024

EMPLOYMENT **CONTRACT**

This Employment Contract ("Agreement") is made between Everest Advisors (UK), Ltd. ("the Company"), and Jason Keen, residing at [*****], [*****] (the "Employee") in accordance with Section 1 Employment Rights Act 1996,

1. ENGAGEMENT.

The Company agrees to employ the Employee, and the Employee accepts such employment, on the terms and conditions set forth in this Agreement and in accordance with Section 1 Employment Rights Act 1996 unless and until such employment shall have been terminated as provided in this Agreement or as may otherwise be agreed to by the parties.

The Employee undertake as a term of his employment with the Company to comply with (1) where relevant, the rules of any Regulator, and (ii) the Company's compliance rules.

In this Agreement:

"Confidential Information" means information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) which is not in the public domain relating to the Company or any Group Company's business, products, affairs and finances for the time being confidential to the Company or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the Company or any Group Company's business or any of their business contacts;

"Regulator" means any regulatory body overseeing or with an interest in the Employee's, the Company's or any Group Company's activities from time to time including but not limited to the Financial Conduct Authority, Prudential Regulation Authority, Lloyds of London, Central Bank of Ireland and any successor to such regulators or other regulator in jurisdictions in which the Company or any Group Company undertakes regulated activities; and

"Regulatory Requirements" means the rules, regulations, guidance and any codes of conduct or practice of any Regulator which apply to the Employee's employment from time to time,

2. TITLE AND DUTIES.

(a) During his employment by the Company, the Employee shall serve as Senior Vice President International (Level K). This title will not change unless mutually agreed. In this capacity, Employee will report to the CEO of Everest Insurance© ("Insurance CEO") and shall perform duties consistent with this position and as the Insurance CEO shall reasonably request, shall abide by all Regulatory Requirements, Company policies as amended from time to time, and , shall devote his full business time and best efforts to his duties hereunder and the business and affairs of the Company (except during vacation periods and periods of illness or other incapacity). The Employee may volunteer a reasonable portion of his non-working time to charitable, civic and

professional organizations, as shall not interfere with the proper performance of his duties and obligations hereunder,

(b) The Employee's place of employment will be 40 Lime Street, London EC3M 5BS or such other place within London which the Company may reasonably require for the proper performance and exercise of his duties, but the Employee may be required to perform his duties for temporary periods of time in other places. The Employee is also permitted to work from home as and when necessary or appropriate.

(c) The Company and Employee may mutually agree that the Employee will perform duties or services for any affiliate of the Company, either in addition to or instead of those duties Employee performs for the Company. The Company may, where mutually agreed, assign the Employee's employment to another affiliate on the same terms and conditions as this Agreement.

3. TERM.

Employee's term of employment shall commence 1 January 2022, or such other date as may be mutually agreed upon by the parties to this Agreement (the "Start Date"), and shall continue indefinitely, unless sooner terminated in accordance with this Agreement or as may otherwise be agreed to by the parties. The Start Date shall be the date of commencement of the Employee's continuous employment.

4. COMPENSATION.

(a))3ase Salary. During the Term, Employee's base salary ("Base Salary") shall be £355,000 per annum, The Base Salary shall be payable in arrears on or about the 25th day of each month by transfer to the Employee's bank account.

The Company ordinarily reviews salary each April and the Employee's first salary review shall take place In April 2023, The Base Salary will not be reduced. The fact that the Employee's Base Salary may be increased in any year or years during his employment does not confer any right on him to receive an increase in any subsequent year and no increase shall be payable if ho is under notice of termination or in receipt of benefits under the Company's permanent health insurance scheme.

No pay increase will be paid if, on the payment date the Employee has given, or has been given, notice of termination of employment, is under investigation by the Company or any Regulator or is suspended from employment or no longer employed by the Company.

(b) Annual Incentive Bonus. During the Term, Employee shall be eligible to participate in the Company's annual incentive bonus plan subject always to the rules of the scheme from time to time (the "Plan"). Employee's target annual incentive bonus will be 130% of Base Salary and is payable at the sole discretion of the Company having regard to the Employee's performance, any financial and non-financial goals set by the Insurance CEO, and the financial results of Everest Insurance® and the organization as a whole. Employee understands that the bonus, payable in or about April every year, can vary from 0 to 130% of the Base Salary. At the discretion of the Insurance CEO, the Employee may be paid a pro-rated annual incentive bonus to date of termination of employment in the event that his employment is terminated by the Company for any reason other than Summary Termination in accordance with Section 10(b) of this Agreement.

No payment will be made under the Plan or any other scheme if, on the payment date, the Employee has given notice of termination of employment, is under investigation by the Company or any Regulator or is suspended from employment.

Employee shall receive a minimum one-time guaranteed annual incentive cash bonus of £425,000, less deductions for income tax and national insurance contributions at appropriate rates, in April 2022.

(c) Sign-On Bonus. In consideration of Employee joining the Company, Employee shall be entitled to a one-time sign-on cash bonus of US$500,000, less deductions for income tax and national insurance contributions at appropriate rates, (the "Signing Bonus") payable in two payments of US$250,000 as set forth below:

(i) Employee shall receive the first US$250,000 of the Signing Bonus within 60 days of the Start Date.

(ii) Employee shall receive the second US$250,000 of the Signing Bonus on the one-year anniversary of the Start Date, provided that the Employee has not served notice of resignation or termination of his employment on or prior to the one-year anniversary of the Start Date.

(d) Employee Stock Based Incentive Plan, Subject to consideration and approval by the Compensation Committee of the Everest Re Group, Ltd. Board of Directors, the Employee will be eligible to be considered for stock awards in accordance with the Everest Re Group, Ltd. 2020 Stock Incentive Plan ("Stock Incentive Plan") as amended from time to time and as in effect on the grant date, Restricted shares awarded under the Stock Investment Plan vest twenty percent per year over a five-year period while the Employee remains employed with the Company.

Employee's annual target value for equity compensation under the Stock Incentive Plan shall be US$700,000. This amount represents a target value and not a guaranteed minimum amount.

Subject to the approval of the Compensation Committee of the Everest Re Group, Ltd. Board of Directors, the Company intends to make a one-time grant of restricted shares with a value equal to US$300,000 (the "Retention Grant"). The number of shares subject to the Retention Grant will be determined by dividing the applicable value by the closing price of a common share of Group on the New York Stock Exchange on the date of the next meeting of the Compensation Committee after the Start Date at which the Compensation Committee approves and awards the Retention Grant (the "Grant Date"). The Retention Grant will be subject to the terms and conditions of the Stock Incentive Plan.

5. PERFORMANCE BONUS.

Employee will be eligible to receive a one-time performance incentive bonus ("Performance Bonus") totaling either US$1,750,000 or US$1,000,000 depending upon satisfaction of certain performance metrics as defined in the following schemes.

(a) Employee will be eligible to receive a Performance Bonus of US$1,750,000 allocated in the form of (1) equity value of US$1,000,000, and (2) cash of US$750,000. The Performance Bonus will be payable upon achievement of the following performance metrics as measured cumulatively between 1 January 2022 through 31 December 2026 ("Measurement Period"):

(i) Gross Written Premium which corresponds to the business you are responsible for introducing to the Group equal to or greater than US$1.5 billion; AND

(ii) Combined Ratio equal to or less than 90%.

(b) If the performance metrics set forth in 5(a)(i) and (ii) are not achieved during the Measurement Period, then Employee will be eligible to receive a Performance Bonus of US$1,000,000 allocated in the form of (1) equity value of US$570,000, and (2) cash of US$430,000. The Performance Bonus will be payable upon achievement of the following performance metrics as measured cumulatively between 1 January 2022 through 31 December 2026:

(1) Gross Written Premium which corresponds to the business you are responsible for introducing to the Group equal to or greater than US$1,2 billion but less than US$1.5 billion; AND

(ii) Combined Ratio greater than 90% but less than or equal to 92%.

Upon achievement of either 5(a) or 5(b), the Performance Bonus will be payable in or about April 2027.

6. BENEFITS.

(a) Employer Benefit Plans. The Employee shall be entitled to participate in benefits schemes that are provided by third party insurance policies (as listed below). The Employee's participation in the schemes may be limited by the provider as a result of underwriting terms and conditions imposed by the provider and are subject always to the rules of each scheme from time to time. Further details of the relevant schemes, eligibility requirements and conditions are available from BR:

- Private Health and Dental Insurance
- Group Death in Service
- Income Continuance

The Company can in its absolute discretion and at any time change the provider of such benefits, or change the terms oil which such benefits are offered. Employee shall be entitled to the same level of benefits as available to all employees of the Company.

(b) Housing Allowance: Employee shall be entitled to an annual housing allowance of 142,000 subject to any necessary deductions to be paid through monthly payroll.

(c) Miscellaneous Allowance: Employee shall be entitled to an annual miscellaneous allowance of £35,000 subject to any necessary deductions to be paid through monthly payroll.

(d) Expense Reimbursement: The Company shall, within 48 hours of the Employee providing a copy of a demand by his prior employer for reimbursement of a prior contractually incurred expense, pay to the Employee via wire-transfer or other electronic means to Employee's bank account a one-time cash payment with a net value of US$330,000 (i.e. the amount that the Employee will receive will be grossed up). Employee agrees to provide the Company with subsequent proof of payment made to Employee's prior employer,

(e) Business Expenses. The Employee is authorized to incur and the Company shall either pay directly or reimburse the Employee for ordinary and reasonable expenses in connection with the performance of his duties hereunder including, but not limited to, expenses for transportation, business meals, travel and lodging, professional fees, and similar items, The Employee agrees to comply with Company policies with respect to reimbursement and record keeping in connection with such expenses,

(f) Pension. The Company is obliged to follow the requirements of Auto-Enrolment legislation. The Employee will therefore be enrolled in the Company Group Personal Pension Plan (or such other pension plan as the Company may nominate from time to time) within 90 days following commencement of his employment. If the Employee chooses to do so he may opt out of the scheme by. giving the Company written notice. The minimum employee contribution is 3%. The Company contribution is double that of the employee, up to a maximum contribution by the employee of 5%. Should the employee wish to contribute more than 5% the Company contribution will not exceed 10%. The option of utilising salary sacrifice is available.

Details of the pension arrangements are contained in the Proposal Application and other forms available from Cobens or HR.

Membership of any pension scheme is subject to the trust deed and rules or the policy applying to the relevant scheme from time to time (including without limitation any powers of alteration and discontinuance) and the trust deed and rules or policy will take precedence in the event of alleged discrepancy with the terms of this Agreement. If the Employee's rights or benefits under the relevant pension scheme arc altered or discontinued, Everest Re will not be obliged to provide any additional or' replacement scheme or pension benefits (except to the extent required by law) or to pay damages or compensation to the Employee.

If the Employee decides to opt out of the Company Group Personal Pension Plan he will be entitled to receive a monthly cash payment of 10% of his monthly Base Salary by transfer to his bank account unless and until he is auto enrolled into the Company Group Personal Pension Plan. This Amount will be subject to deductions of income tax and national insurance contributions.

7. PROBATIONARY PERIOD. This contract has no probationary period.

8. HOURS OF' WORK, Regarding his status of senior executive-level employee, and the fact that he works unmeasured working time the Employee shall not be subject to the maximum weekly working time, in accordance with the Working Time Regulations 1998.

9, HOLIDAYS, HOLIDAY PAY AND OTHER. PLANNED LEAVE,.

Employee is entitled to 25 days' holiday each holiday year, which runs from January 1st to December 31st, Employee is also entitled to the eight normal UK bank and public holidays.

Any holiday accrued but not taken in the current holiday year, up to a maximum of five days or the pro-rate equivalent, may be carried forward to the following holiday year, Any carried forward holiday not used by 31st March will be foregone,

Should Employee join or leave the Company during the holiday year, the holiday entitlement will be reduced pro rata.

The Employee is entitled to payment in lieu of any accrued but unused holiday entitlement on termination of his employment. In the event that he has exceeded his holiday entitlement in the year of leaving, a proportionate deduction will be made from his final salary and variable payments.

10. TERMINATION OF EMPLOYMENT.

(a) The Employee's employment will continue unless and until terminated by either party giving to the other 6 months' prior written notice or by the Company in accordance with the remainder of this Clause 10.

(b) Summary Termination: Without prejudice to any other rights the Company or any Group Company may have, the Company may terminate the Employee's employment immediately by summary notice in writing without notice and with no liability to make further payments to him if the Employee:

commits, repeats or continues (following an instruction not to so repeat or continue) any serious and material breach of a material term of this Agreement or his material obligations under it including any serious material or serious persistent (following an instruction not to so continue) breach of his fiduciary duties;

commits any act of gross misconduct or serious incompetence or gross negligence or seriously breaches a material aspect of the Company's policies and procedures or the policies and procedures of any Group Company; or

commits material wilful misconduct in respect of his obligations hereunder,

and in all circumstances the Company has reasonably concluded following a full and fair investigation and disciplinary process that it is reasonable, justified and lawful (under English law) to summarily terminate the Employee's employment in the circumstances,

(c) Garden Leave: After notice of termination has been given by either party, or if the Employee seeks to or indicates an intention to terminate his employment without notice or with reduced notice, provided that he continues to be paid and enjoy his contractual benefits until his employment terminates in accordance with the terms of this Agreement, the Company may in its absolute discretion without breaching the terms of this Agreement or giving rise to any claim against the Company or any Group Company (including for all or part of the notice period):

exclude the Employee from the premises of the Company and/or any Group Company;

- require the Employee to carry out specified duties only (consistent with his status, role and experience) for the Company or any Group Company or to carry out no duties;
- mutually agree the content of an announcement to appropriate third parties;
- instruct the Employee not to directly or indirectly communicate with suppliers, customers, distributors officers, employees, shareholders, agents or representatives of the Company or any Group Company save in all cases for social purposes

For the avoidance of doubt, the Employee's duties and obligations under this Agreement and those to be implied into this Agreement at common law continue to apply during any Garden Leave period pursuant to this clause other than as varied by the Company.

During any period of Garden Leave, for the avoidance of doubt, the Employee will be entitled to the following compensation;

- Base Salary;
- Housing Allowance;
- Miscellaneous Allowance;
- Continued pension contributions/allowance (as applicable);
- The minimum one-time guaranteed annual incentive bonus of US $650,000 if not yet paid;
- Any outstanding portion of the Signing Bonus, subject to satisfaction of the conditions set forth in Section 4(0 above;
- Any outstanding and unpaid incentive cash bonus due and owing to Employee related to his performance for the fiscal year immediately prior to the year of his termination;
- Continue to participate in all Employer Benefit Plans,

Any untaken holiday entitlement accrued or likely to accrue up to the termination of employment should be taken during the period of exclusion. The Employee agrees to notify the Company of any day or days during the exclusion period when he will be unavailable due to holiday and will endeavour to agree convenient holiday dates in advance with his manager.

(d) Payment in lieu of notice: Without prejudice to the provisions above, at its absolute discretion the Company may terminate this Agreement and the Employee's employment with immediate effect at any time by giving him written notice and paying Employee only the Base Salary and 6 months Housing Allowance and Miscellaneous Allowance and a payment in lieu of benefits (including but not limited to those relating to pension) (less appropriate deductions of income tax and national insurance contributions) in lieu of the notice period referred to above, or

such remainder of the notice period if at the Company's request Employee has worked (or been placed on Garden Leave) during part of the notice period. The Company may pay the amounts in lieu of notice by instalments over the period of what would have been the period of notice to expiry had notice been served,

For the avoidance of doubt, if the Company exercises this right to payment in lieu of notice:

- the Employee's employment will terminate on the date specified in the notice given by the Company;
- the Company will also pay to the Employee within 28 days of the date of termination of employment:
    - the minimum one-time guaranteed annual incentive bonus of US $650,000 if not yet paid; and
    - any outstanding portion of the Signing Bonus due and owing to the Employee and subject to the conditions set forth in Section 4(e); and
    - any outstanding and unpaid incentive cash bonus due and owing to Employee related to his performance for the fiscal year immediately prior to the year of his termination

  any payment pursuant to this clause will not include any further pay in respect of bonus, commission, holiday or other benefits which would otherwise have accrued during the period to which the payment in lieu of salary relates,

- any payment made to the Employee in lieu of notice will (unless the Company exercises its right to pay in lieu in instalments) be paid within 28 days following the termination of his employment.

The Employee shall not be entitled to any payment in lieu of notice pursuant to this clause if the Company would be entitled to terminate his employment without notice in accordance with the Summary Termination provision in Section 10(b),

(e) If, before the Start Date, the Company decide to terminate this Agreement prior to the Start Date or the Employee, though ready willing and able, is prevented by the Company or any other factor beyond his control from commencing employment on or prior to the Start Date, then the Company will pay to the Employee within 28 days of communicating such decision to the Employee:

- 6 months Base Salary, Housing Allowance, Miscellaneous Allowance and a payment in lieu of benefits (including but not limited to those relating to pension) (less appropriate deductions of income tax and national insurance contributions) in lieu of the 6 month notice period referred to above; and
- the minimum one-time guaranteed bonus annual incentive bonus in the sum of £425,000; and
- the full Signing Bonus in the sum of US$500,000,

For the avoidance of doubt, in such circumstances the Employee would not be bound by the post-termination restrictions set out at Clause 12 of this Agreement.

(0 Resignation from all Boards. Upon any termination or cessation of Employee's employment with the Company, for• any reason, Employee agrees immediately to resign, and any notice of termination or actual termination or cessation of employment shall act automatically to effect such resignation, from any position on the Board and on any board of directors of any subsidiary or affiliate of the Company.

(g) Termination and Clawback, Notwithstanding anything in this Agreement to the contrary, if the Employee engages in material fraudulent willful misconduct in respect of his obligations hereunder during the term of this Agreement or during the period in which he is otherwise entitled to receive payments hereunder following his termination of employment, then the Employee shall be required to repay to the Company any incentive compensation (including equity awards) paid to the Employee during or with respect to the period in which he engaged in such misconduct.

(h) On request from the Company and in any event on termination of employment with the Company the Employee must return all property, documents and correspondence (including but not limited to documents and software, credit cards, mobile telephone, computer equipment, all computer disks, memory cards, social media passwords, keys and security passes and any Confidential Information) belonging to or relating to the Company,, its business or affairs.

(i) The Company and Employee will mutually agree the content of announcements and messaging in relation to the termination of the Employee's employment.

11. CONFIDENTIALITY

During the Employee's employment with the Company and at any time after the termination thereof he must not, other than as necessary for the performance of his duties for the Company, disclose to any person or otherwise make use of any Confidential Information of which he become possessed during his employment by the Company.

The restrictions contained in this clause do not apply to any disclosure by the Employee:

(i) which amounts to a protected disclosure within the meaning of section 43A of the ERA and/or policy on disclosure operated by the Company from time to time;

(ii) in order to report an offence to a law enforcement agency or to co-operate with a criminal investigation or prosecution;

(iii) for the purposes of reporting misconduct, or a serious breach of Regulatory Requirement to any body responsible for supervising or regulating the matters in question;

(iv) for the purposes of reporting an allegation of discrimination or harassment at work in accordance with the Company's policy or to the Equality and Human Rights Commission;

(v) authorised by the Company or required in the ordinary and proper course of the his employment or required by the order of a court of competent jurisdiction or by a Regulator;

() to professional advisers, medical professionals and/or counsellors bound by a duty of confidentiality; or

(i) of any information which the Employee can demonstrate was known to him prior to the commencement of his employment by the Company or is in the public domain otherwise than as a result of a breach by him of this clause or any other duties and obligations owed to the Company or any Group Company; or

(ii) or as otherwise required by law.

12. NON-COMPETITION/NON-SOLICITATION.

(a) Non-Competition. While the Employee is employed by the Company, and for a period of 6 (six) months from the termination of his employment howsoever arising, the Employee agrees not to directly or indirectly, in any manner whatsoever, including without limitation, either individually or in partnership or jointly or in conjunction with any other person or persons, as principal, agent, shareholder, employee, officer or otherwise or in any other manner whatsoever, compete in any way with or have a financial interest in any business entity which competes in the same Business as the Company or any Group Company in the United Kingdom and any other jurisdiction in which such Business is carried on (provided the foregoing shall not prohibit the Employee from holding up to ten percent (10%) of the issued and outstanding securities of a corporation which securities are listed on a recognized national stock exchange). This clause shall not apply should the Company or any Group Company suspend operations, voluntarily or involuntarily.

For purposes of this Clause 12, "Business" shall be defined as all lines of business being carried out by the Company and any Group Company during the Relevant Period of the Employee's employment.

The Employee acknowledges that he understands the foregoing provisions of this Clause 12 and that these provisions are fair, reasonable, and necessary for the protection of the Company business.

(b) Non-Solicitation. The Employee agrees that during his employment and for a period of 6 (six) months following the termination of his employment for any reason, on his own behalf or hi connection with any other person or persons, directly or indirectly, in any capacity whatsoever, alone or through or in connection with any entity that the Employee will not:

Canvass or solicit the business of any Relevant Customer for any purpose which is competitive with the Business;

(ii) Procure or assist the acceptance of any business from any Relevant Customer which business is competitive with the Business;

(iii) Dime* employ, engage, offer employment or solicit the employment or engagement of any Critical Person or assist any person or entity to do the same; or

(iv) Materially disparage the Company or any Group Company.

(i) Colleague restrictions, The Employee agrees that during his employment and for• a period of 6 (six) months from the date of termination of employment (howsoever• arising) he will not for any reason without the prior written consent of the Company or, where appropriate, Group Company, directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, director, employee, agent, consultant, partner or otherwise:

engage or appointed a Critical Person in connection with any business in, or proposing to be in, competition with the Company, or any other Group Company employ; or

- become employed, engaged or concerned in any business which has at the same time as or in conjunction with or prior to the employment, appointment or engagement of the Employee, employed, appointed or engaged in the same department, group or business area any person who was employed, appointed or engaged by the Company or any Group Company during the Relevant Period and with whom the Employee had material dealings in the course of his employment during the Relevant Period,

For the purposes of Clause 12:

"Relevant Period" shall be defined as the period of 12 months immediately before the date that the Employee's employment terminates.

"Relevant Customer" shall be defined as any person, firm, company or organization who or which at any time during the Relevant Period is or was a client or customer of, or in the habit of dealing with, the Company or any other Group company for the sale or supply of product or services, and in each case:

(a) with whom or which the Employee had material contact or dealings or about whom or which the Employee was in possession of Confidential Information during the Relevant Period in the course of his employment; and/or

(b) with whom any employees of the Company or any other Group Company reporting to the Employee had any material contact or dealings during the Relevant Period in the course of their employment.

"Critical Person" shall be defined as any employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company or any Group Company in a senior, executive, actuarial, or managerial capacity and:

(a) with whom the Employee had material contact in the course of that person's employment, appointment or engagement during the Relevant Period; or

(b) for whose activities on behalf of the Company the Employee had direct or indirect responsibility during the Relevant Period.

The periods of restriction set out in this Clause 12 which are expressed to run from the date of termination of employment shall be reduced by a period equivalent to that during which the Employee was on Garden Leave,

13. DATA PROTECTION REGULATIONS,

During the Employment and for as long a period as is necessary following the termination of the Employment, the Company or any Group Company will process the Employee's personal data in the following ways as the processing is necessary for the performance of its obligations as his employer, for the Company to meet its legal obligations, and to protect:

obtain, hold and process both electronically and in hard copy format any personal data relating to the Employee (including but not limited to personal data obtained pursuant to the Company's Data Security Policy), for the purposes of recruitment, employee-related administration, processing his file, management and assessment of its business, compliance with applicable procedures, laws and regulations, providing references and information to future employers, providing information required by law or regulation to any governmental, regulatory and quasi-governmental body, including any Regulator and HM Revenue and Customs, for tax, social security and other purposes, providing information to future purchasers of the Company or any Group Company, transferring information about him to any country or territory worldwide where any Group Company is located or has business operations (inside or outside the EEA), and for providing data to external suppliers who administer his benefits solely for the purpose of providing the Employee with those benefits;

obtain, hold and process both electronically and in hard copy format any sensitive personal data relating to the Employee's gender, age, racial or ethnic origin or other characteristics for the purpose of equal opportunity monitoring.

The foregoing does not affect the Employee's rights as a data subject or the Company's obligations and responsibilities under UK data protection legislation.

14. NO CONFLICT; REPRESENTATIONS AND WARRANTIES.

The Employee represents and warrants that, to the best of his knowledge and belief, (i) the information (written and oral) provided by the Employee to the Company in connection with obtaining employment with the Company or in connection with the Employee's former employments, work history, circumstances of leaving former employments, and educational background, is true and complete, (ii) he has the legal capacity to execute and perform this Agreement, and (iii) this Agreement is a valid and binding obligation of the Employee enforceable against him in accordance with its terms. The Employee agrees not to use, or disclose to anyone within the Company, its parents, subsidiaries or affiliates, at any time during his employment hereunder, any trade secrets or any confidential information of any other employer or other third party. Employee has provided to the Company a true copy of any non-competition obligation or agreement to which he may be subject.

15. GOVERNING LAW

This Agreement shall be governed and interpreted in accordance with the laws of England and Wales and the parties hereby submit to the exclusive jurisdiction of the English Courts.

16. MISCELLANEOUS

The Company's non contractual disciplinary and grievance procedures that are relevant to the Employee's employment are available on request from HR.

The Company has a sickness policy which should be followed in the event of illness, injury or incapacity which means you are unable to work.

There are no collective agreement which directly affect the terms and conditions of Employee's employment.

This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument. Transmission of an executed counterpart by e-mail shall take effect as delivery of an executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date herein.

EVEREST ADVISORS (UK), LTD.

Mike Karmilowicz,
President & CEO, Everest Insurance®

Jason Keen

Dated: 24 June 2021

APPENDIX A

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